CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-268048, 333-143692, 33-26056, and 33-47528 on Form S-8 of our report dated June 27, 2025, relating to the financial statements and supplemental schedules of Rollins 401(k) Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

June 27, 2025